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                                                                     EXHIBIT 4.7

                                 AMENDMENT NO. 1
                                       TO
          THE RETIREMENT PLAN OF PIONEER-STANDARD ELECTRONICS, INC. II

     This Amendment No. 1 is executed as of the date set forth below by Pioneer-Standard Electronics, Inc. (the "Company").

                                   WITNESSETH:

     WHEREAS, the Company maintains The Retirement Plan of
Pioneer-Standard-Electronics, Inc. II (the "Plan") to provide retirement benefits for certain employees of Participating Companies; and

     WHEREAS, pursuant to Section 21.1 of the Plan, the Company has retained the right to make amendments thereto; and

     WHEREAS, effective December 16, 2002, the Plan will be merged into The Retirement Plan of Pioneer-Standard Electronics, Inc. (the "Pioneer Plan"); and

     WHEREAS, the Company desires to amend the Plan in order to clarify a provision of the Plan to parallel a comparable provision contained in the Pioneer Plan prior to the Merger Date;

     NOW, THEREFORE, pursuant to Section 21.1 of the Plan, the Company hereby amends Section 2.38 of the Plan, effective as of January 1, 2001, by the deletion of said Section 2.38 and the substitution in lieu thereof of the following:

          "2.38 Hour or Hour of Service.

          Effective for periods commencing on or after January 1, 2001, the word "Hour" or the words "Hour of Service" shall mean:

          (a) for any Employee who is categorized as non-exempt under the Fair Labor Standards Act, the actual number of hours for which he is directly or indirectly paid or entitled to payment by a Participating Company or any Affiliate for the performance of duties either as regular wages, salary or commissions, or for reasons other than the performance of duties such as vacation or holiday pay, and in either case, including payments pursuant to an award or agreement requiring a Participating Company or an Affiliate to pay back wages, irrespective of mitigation of damages, all as more fully described in Section 2530.200b-2(a) of the Department of Labor Regulations. Hours of Service under this paragraph (a) which are credited other than for the performance of duties shall be calculated, and Hours of Service shall be credited to computation periods, pursuant to Section 2530.200b-2(b) and (c), respectively, of the Department of Labor Regulations which are incorporated herein by reference.

          (b) for any Employee who is categorized as exempt under the Fair Labor Standards Act, the hours which are calculated and for which he is credited pursuant to the equivalency set




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               forth in Section 2530.200b-3(e)(1)(iv) of the Department of Labor
               Regulations which is incorporated herein by reference. With respect to any such Employee, Hours of Service shall be calculated on the basis of months of employment whereby the Employee shall be credited with one hundred ninety (190) Hours of Service for each month in which the Employee would be required to be credited with at least one (1) Hour of Service as described in paragraph (a).

         Notwithstanding the foregoing,

          (1) no Employee shall be credited with more than 501 Hours of Service with respect to payments he receives or is entitled to receive during any single continuous period during which he performs no services for a Participating Company or any Affiliate (irrespective of whether he has terminated employment) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence;

          (2) no Employee shall be credited with Hours of Service with respect to payments he receives or is entitled to receive during a period when he performs no services for a Participating Company or any Affiliate under a plan maintained solely for the purpose of complying with applicable workers' compensation, unemployment compensation, disability insurance or Federal Social Security laws; and

          (3) no Employee or former Employee shall be credited with Hours of Service with respect to payments he receives or is entitled to receive under a pension benefit plan to which a Participating Company or any Affiliate has contributed during a period when he performs no services for a Participating Company or any Affiliate.

          Effective prior to January 1, 2001, the words "Hour" or "Hour of Service" shall mean for any Employee the hours which are calculated and credited in accordance with the equivalency set forth in Section 2530.200b-3(e)(1)(iv) of the Department of Labor Regulations as provided in the predecessor documents for the Plan, including the plan documents for the ProAmerica, Inc. Employee Savings Plan and Trust, as applicable. Without limiting the generality of the foregoing, the words "Hour of Service" or "Hour" shall include, for any Employee, his hours of service as properly calculated for such purpose by:

          (A) Dickens Data Systems, Inc. (including Pro America, Inc.), for periods prior to October 31, 2000; and

          (B) Dickens Services Group, a Pioneer-Standard Company, LLC, for periods prior to January 1, 2001."

     IN WITNESS WHEREOF, Pioneer-Standard Electronics, Inc., by its appropriate officer duly authorized, has caused this Amendment No. 1 to be executed as of the 13th day of December, 2002.

                                           PIONEER-STANDARD ELECTRONICS, INC.
                                                ("Company")


                                           By:      /s/ Richard A. Sayers II
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